CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No 333-286700) of our report dated March 28, 2025, with respect to the audit of the financial statements of Fold Holdings, Inc. as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ MARCUM LLP

New York, NY

March 17, 2026